Exhibit 99.1

WESTERN ASSET MIDDLE MARKET DEBT FUND INC.

ANNOUNCES TENDER OFFER

Contact Information:

Media:

Maria Rosati

(212) 805-6036

mrosati@leggmason.com

Symbol: XWAMX

NEW YORK – (Business Wire) – May 19, 2014. Western Asset Middle Market Debt Fund Inc. (XWAMX) announced today that the Fund’s Board of Directors has approved a tender offer for up to 10% of the Fund’s outstanding shares of common stock. The tender offer will be conducted at a price equal to the Fund’s net asset value per share of common stock on the day on which the tender offer expires. The Fund intends to commence its tender offer on or about June 23, 2014 with the expiration of the tender offer currently expected to be July 22, 2014.

The tender offer will be made, and the stockholders of the Fund will be notified, in accordance with the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable rules and regulations. The tender offer described in this announcement has not yet commenced. This announcement is not an offer to purchase or a solicitation of an offer to buy shares of the Fund. The tender offer will be made only by an Offer to Purchase for Cash and the related Letter of Transmittal. As soon as the tender offer commences, the Fund will file a tender offer statement with the SEC. STOCKHOLDERS OF THE FUND SHOULD READ THESE DOCUMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN THE TERMS OF THE TENDER OFFER. Documents filed with the SEC are available to investors for free at the SEC’s website (http://www.sec.gov).

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the Securities and Exchange Commission.

Western Asset Middle Market Debt Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.lmcef.com. Data and commentary provided in this press release are for informational purposes only.

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